North America Structured Investments 5yr SPX/RTY Uncapped Dual Directional Contingent Buffered Equity Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Hypothetical Total Returns** Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500R Index and Russell 2000R Index Pricing Date: August 28, 2018 Observation Date: August 28, 2023 Maturity Date: August 31, 2023 Contingent Minimum Return: At least 30.00%* Contingent Buffer Amount: 30.00% Payment At Maturity: If the Final Value of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 ×greater of (a) the Contingent Minimum Return and (b) the Lesser Performing Index Return) Lesser Performing If (i) the Final Value of one Index is greater than or equal to its Initial Value and the Final Value of Lesser Performing Total Return on Index Absolute the other Index is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Index Return the Notes Index Return Value of each Index is less than its Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: 65.00% N/A 65.00% $1,000 + ($1,000 ×Absolute Index Return of the Lesser Performing Index) 40.00% N/A 40.00% If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer 30.00% N/A 30.00% Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Lesser Performing Index Return) 20.00% N/A 30.00% 10.00% N/A 30.00% If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of 5.00% N/A 30.00% your principal amount at maturity. 0.00% N/A 30.00% CUSIP: 48129MT63 Preliminary Pricing -5.00% 5.00% 5.00% Supplement: https://sp.jpmorgan.com/document/cusip/48129MT63/doctype/Product_Termsheet/document.pdf -10.00% 10.00% 10.00% For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. -30.00% 30.00% 30.00% Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. -30.01% N/A -30.01% * The actual Contingent Minimum Return will be provided in the pricing supplement and will not be less than 30.00%. -40.00% N/A -40.00% ** Reflects Contingent Minimum Return equal to the minimum Contingent Minimum Return set forth herein, for illustrative purposes. -60.00% N/A -60.00% The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. -80.00% N/A -80.00% The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be -100.00% N/A -100.00% associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 5yr SPX/RTY Uncapped Dual Directional Contingent Buffered Equity Notes Selected Risks Selected Risks (continued) Your investment in the notes may result in a loss. The notes do not guarantee any return The estimated value of the notes will be lower than the original issue price (price to public) of of principal. the notes. Your ability to receive the Contingent Minimum Return may terminate on the Observation The estimated value of the notes is determined by reference to an internal funding rate. Date. The estimated value of the notes does not represent future values and may differ from Your maximum gain on the notes is limited by the Contingent Buffer Amount if the Lesser others’ estimates. Performing Index Return is negative. The value of the notes, which may be reflected in customer account statements, may be Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial higher than the then current estimated value of the notes for a limited time period. Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to Lack of liquidity: J.P. Morgan Securities LLC(who we refer to as JPMS) intends to offer to maturity will be subject to changes in the market’s view of the creditworthiness of purchase the notes in the secondary market but is not required to do so. The price, if any, at JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. which JPMS will be willing to purchase notes from you in the secondary market, if at all, may You are exposed to the risk of decline in the level of each Index. result in a significant loss of your principal. Your payment at maturity will be determined by the Lesser Performing Index. Potential conflicts: We and our affiliates play a variety of roles in connection with the The benefit provided by the Contingent Buffer Amount may terminate on the Observation issuance of notes, including acting as calculation agent and hedging our obligations under Date. the notes, and making the assumptions used to determine the pricing of the notes and the No interest payments, dividend payments or voting rights. estimated value of the notes when the terms of the notes are set. It is possible that such JPMorgan Chase & Co. is currently one of the companies that makes up the S&P 500R hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial Index. returns for J.P. Morgan and its affiliates while the value of the notes decline. The notes are subject to the risks associated with small capitalization stocks. The tax consequences of the notes may be uncertain. You should consult your tax adviser As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent regarding the U.S. federal income tax consequences of an investment in the notes. operations and has limited assets. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participatingin the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may notbe suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com